UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2021

Par Pacific Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Town & Country Lane, Suite 1500
Houston,	Texas	77024
(Address of principal executive offices)		(Zip Code)
(281) 899-4800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange of which registered
Common stock, $0.01 par value	PARR	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Second Amended and Restated Supply and Offtake Agreement
On June 1, 2021 (the “Second Restatement Effective Date”), Par Hawaii Refining, LLC, a Hawaii limited liability company (“PHR”) and indirect wholly-owned subsidiary of Par Pacific Holdings, Inc. (the “Company”), entered into a Second Amended and Restated Supply and Offtake Agreement (the “Second Amended and Restated Supply and Offtake Agreement”) with J. Aron & Company LLC (“J. Aron”), pertaining to crude oil supply and offtake arrangements for PHR’s Kapolei refineries located in Kapolei, Hawaii (the “Refinery”).
The Second Amended and Restated Supply and Offtake Agreement extends the term of the Amended and Restated Supply and Offtake Agreement, dated as of December 21, 2017, to May 31, 2024 (as extended, the “Expiration Date”), subject to a one-year extension at the mutual agreement of the parties at least 120 days prior to the Expiration Date. The Second Amended and Restated Supply and Offtake Agreement further provides, among other things, (i) that J. Aron will procure delivery of up to 150,000 barrels per day of crude oil to PHR for processing at the Refinery, and J. Aron will continue to purchase certain petroleum products processed at the Refinery; (ii) for a discretionary draw facility to be available to PHR as described below (the “Discretionary Draw Facility”) commencing as of July 1, 2021 (the “Adjustment Date”); and (iii) for certain operational and financial covenants, including the requirement that PHR maintain minimum liquidity of not less than $15 million for any consecutive three business days with at least $7.5 million of such liquidity consisting of cash and cash equivalents.
The Discretionary Draw Facility is available to PHR from the Adjustment Date up to but excluding the Expiration Date (the “Discretionary Draw Commitment Period”). Under the Discretionary Draw Facility, J. Aron agrees to make advances to PHR from time to time at the request of PHR, subject to the satisfaction of certain conditions precedent, in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $165 million; and (ii) the borrowing base, which is calculated as (x) 85% of eligible receivables, plus (y) the lesser of $82.5 million and 85% of eligible hydrocarbon inventory, minus (z) such reserves as established by J. Aron in respect of eligible receivables and eligible hydrocarbon inventory. Amounts borrowed under the Discretionary Draw Facility that are repaid or prepaid may, subject to the terms and conditions thereof, be reborrowed during the Discretionary Draw Commitment Period.
The obligations of PHR under the Second Amended and Restated Supply and Offtake Agreement and the related supply transaction documents are secured pursuant to the Second Amended and Restated Pledge and Security Agreement (the “Second Amended and Restated Security Agreement”) between PHR and J. Aron, entered into as a condition to the Second Amended and Restated Supply and Offtake Agreements. Pursuant to the Second Amended and Restated Security Agreement, PHR grants J. Aron a security interest in the following assets of PHR:

•	all inventory, including crude oil and products;
•	all accounts;
•	all investment property, chattel paper, general intangibles, commercial tort claims, documents and instruments, in each case to the extent relating to the items above;
•	all deposit accounts, and all cash and cash equivalents;
•	books and records relating to the above; and
•	all proceeds of (including products and proceeds of business interruption and other insurance) and supporting obligations (including letter of credit rights) with respect to, any of the foregoing.
As a condition to J. Aron entering into the Second Amended and Restated Supply and Offtake Agreement, Par Petroleum, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Par Petroleum”), entered into an Amended and Restated Guaranty in favor of J. Aron (the “Amended and Restated Guaranty”) which amends and restates Par Petroleum’s Guaranty dated of December 21, 2017. Pursuant to the Amended and Restated Guaranty, Par Petroleum guarantees the payment and performance of all liabilities and obligations of PHR under the Second Amended and Restated Supply and Offtake Agreement and the related supply transaction documents, including the Second Amended and Restated Security Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The disclosures above under Item 1.01 of this Current Report on Form 8-K are also responsive to Item 2.03 of this Current Report on Form 8-K and are hereby incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Pacific Holdings, Inc.

Dated:	June 1, 2021	/s/ James Matthew Vaughn
James Matthew Vaughn
Chief Administrative Officer and General Counsel

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